Exhibit 99
OTIS REPORTS FIRST QUARTER 2026 RESULTS

Otis delivers net sales growth of 6%, driven by Service with growth in all lines of business, led by repair

•Net sales up 6% and organic sales up 1%, driven by Service net sales up 11% with organic sales up 5%
•Repair net sales up 16% with organic sales up approximately 10%
•Modernization orders up 11% at constant currency, backlog up 32%, 30% at constant currency
•New Equipment orders up 1% at constant currency, backlog up 6%, 3% at constant currency
•Operating cash flow of $413 million; adjusted free cash flow of $272 million
•Share repurchases of approximately $400 million

FARMINGTON, Conn., April 22, 2026 – Otis Worldwide Corporation (NYSE:OTIS) reported first quarter 2026 net sales of $3.6 billion with organic sales up 1% versus the prior year. GAAP earnings per share (EPS) increased 43% to $0.87 and adjusted EPS decreased 3% to $0.89.

"Otis delivered a solid quarter, with net sales up 6%. All Service lines of business grew, led by repair which grew 16% at actual currency and 10% organically. Orders and backlog strengthened: modernization orders were up 11% and backlog was up 30% at constant currency. New Equipment orders grew 1% and backlog grew 3% at constant currency. Otis delivered operating cash flow of $413 million and adjusted free cash flow of $272 million, up significantly from a year ago,” said Chair, CEO & President Judy Marks. “This performance allowed Otis to repurchase approximately $400 million of shares while also announcing an exciting majority investment in WeMaintain, a digitally native and AI enabled elevator service provider.”

Judy Marks continued, “While underlying demand remains solid as reflected in our order activity, we faced near‑term pressures, reflected in our Service margins, from cost headwinds and investments in growth. We are taking decisive actions focused on operational execution, pricing, and cost efficiency to address these pressures, while continuing our disciplined capital allocation to drive long‑term shareholder value. The combination of our increasing backlog, pricing actions, and disciplined execution give us confidence in growing momentum into the second quarter and remainder of the year.”

Key Figures

	Quarter Ended March 31,
(dollars in millions, except per share amounts)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$3,566	$3,350	6%	1%
Organic sales growth				1%

GAAP
Operating profit	$539	$411	$128
Operating profit margin	15.1%	12.3%	280 bps
Net income	$340	$243	40%
Earnings per share	$0.87	$0.61	43%

Adjusted non-GAAP comparison
Operating profit	$550	$560	$(10)	$(38)
Operating profit margin	15.4%	16.7%	(130) bps
Net income	$347	$368	(6)%
Earnings per share	$0.89	$0.92	(3)%

First quarter net sales of $3.6 billion, increased 6% versus the prior year, driven primarily by Service sales with growth in all lines of business, partially offset by a decrease in New Equipment sales in China and Asia Pacific.

First quarter GAAP operating profit of $539 million increased $128 million driven primarily due to a favorable comparison due to UpLift transformation costs, separation-related adjustments, and other non-recurring items in the prior year. Adjusted operating profit of $550 million decreased $10 million at actual currency and $38 million at constant currency, driven by declines in both segments. GAAP operating profit margin expanded 280 basis points to 15.1% and adjusted operating profit margin of 15.4% declined 130 basis points versus the prior year driven by unfavorable segment performance partially offset by segment mix. The performance was impacted by an unfavorable year‑over‑year comparison due to tariff impacts versus the prior year, continued Service investments that began in the second quarter of last year and accelerated this year to support strong repair and modernization order momentum, and shipment delays in New Equipment and modernization related to the geopolitical situation in the Middle East.

GAAP EPS of $0.87 increased 43% compared to the prior year primarily driven by a favorable comparison due to UpLift transformation costs, separation-related adjustments, and other non-recurring items in the prior year. Adjusted EPS of $0.89 decreased 3% driven by operational performance, higher interest, and higher taxes, partially offset by favorable foreign exchange rates and a lower share count.

Service

	Quarter Ended March 31,
(dollars in millions)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$2,417	$2,187	11%	6%
Organic sales				5%
Segment operating profit	$556	$537	$19	$(10)
Segment operating profit margin	23.0%	24.6%	(160) bps

In the first quarter, net sales of $2.4 billion increased 11%, with a 5% increase in organic sales. Organic maintenance and repair sales increased 4% and organic modernization sales increased 6%.

Segment operating profit of $556 million increased $19 million at actual currency and decreased $10 million at constant currency due to higher volume and favorable pricing being more than offset by higher labor and material cost, investments, and mix. Segment operating profit margin contracted 160 basis points to 23.0%.

New Equipment

	Quarter Ended March 31,
(dollars in millions)	2026	2025	Y/Y	Y/Y (CFX)
Net sales	$1,149	$1,163	(1)%	(5)%
Organic sales				(5)%
Segment operating profit	$38	$66	$(28)	$(27)
Segment operating profit margin	3.3%	5.7%	(240) bps

In the first quarter, net sales of $1.1 billion decreased 1% versus the prior year, with low single digit organic sales growth in EMEA more than offset by a greater than 20% decline in China, a mid-single digit decline in Asia Pacific, and a low single digit decline in the Americas.

Segment operating profit of $38 million decreased $28 million at actual currency and $27 million at constant currency from the impacts of lower volume, unfavorable price, and mix, partially offset by productivity. Segment operating profit margin contracted 240 basis points to 3.3%.

New Equipment orders were up 1% at constant currency with a greater than 20% growth in the Americas, and a low single digit growth in EMEA, partially offset by a greater than 20% decline in Asia Pacific, and a low teens decline in China. New Equipment backlog increased 6% at actual currency and 3% at constant currency.

Cash flow

	Quarter Ended March 31,
(dollars in millions)	2026	2025	Y/Y
Cash flow from operations	$413	$190	$223
Free cash flow	$380	$156	$224
Adjusted free cash flow	$272	$186	$86

First quarter cash flow changes were driven by an increase in net income and changes in working capital.

2026 Outlook1
Otis is revising our full year outlook:
•Net sales of $15.1 to $15.3 billion
•Organic sales up low to mid-single digits
◦Organic New Equipment sales down low single digits to flat
◦Organic Service sales up mid to high single digits
•Adjusted operating profit of approximately $2.5 billion, up $20 to $60 million at constant currency; up $60 to $100 million at actual currency
•Adjusted EPS of $4.20 to $4.24
•Adjusted free cash flow of $1.60 to 1.65 billion

1 Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation, service and modernization company. We move 2.5 billion people a day and maintain approximately 2.5 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 45,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, YouTube, Instagram and Facebook @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures

Otis Worldwide Corporation ("Otis") reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Organic sales	Represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature ("other significant items"). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Adjusted selling, general and administrative ("SG&A") expense	Represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted operating profit	Represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted net interest expense	Represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction and other significant items.
Adjusted noncontrolling interest in earnings	Represents noncontrolling interest in earnings (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted net income	Represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted earnings per share ("EPS")
Represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Adjusted effective tax rate	Represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.

Constant currency	GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure "at constant currency" or "CFX" to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.
Adjusted free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Management believes that organic sales, adjusted SG&A expense, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook," "medium-term," "near-term," "confident," "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring or transformation actions (including UpLift and related reorganization and outsourcing activities and such actions with respect to our business in China), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain sustainability targets or other corporate responsibility initiatives, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues, natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S. and in other countries in which Otis and its businesses operate, including tensions between the U.S. and China and geopolitical conflicts, including the ongoing conflicts and instability in the Middle East and the conflict between Russia and Ukraine on general market conditions, commodity costs, global trade policies and related sanctions, export controls and tariffs, and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, employee adoption, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruptions in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (8) cost reduction or containment actions, restructuring or transformation costs and related savings and other consequences thereof, including with respect to UpLift and our China business and related impacts of reorganization, change management and outsourcing activities, as applicable; (9) new business and investment opportunities and the realization of anticipated benefits, including meeting customer expectations and maintaining our competitiveness; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes, labor actions, including strikes or work stoppages, and labor inflation in the markets in which Otis and its businesses operate globally; (13) the effect of changes in laws, regulations and enforcement priorities in the U.S. and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the determination by the Internal Revenue Service (the "IRS") and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the "Separation") of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation ("RTX"); and (17) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2026	2025
Net Sales	$3,566	$3,350
Costs and Expenses:
Cost of products and services sold	2,484	2,349
Research and development	38	37
Selling, general and administrative	510	464
Total Costs and Expenses	3,032	2,850
Other income (expense), net	5	(89)
Operating profit	539	411
Non-service pension cost (benefit)	—	—
Interest expense (income), net	59	45
Net income before income taxes	480	366
Income tax expense (benefit)	127	110
Net income	353	256
Less: Noncontrolling interest in subsidiaries' earnings	13	13
Net income attributable to Otis Worldwide Corporation	$340	$243

Earnings Per Share of Common Stock:
Basic	$0.88	$0.61
Diluted	$0.87	$0.61
Weighted Average Number of Shares Outstanding:
Basic shares	388.1	396.6
Diluted Shares	389.6	399.1

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2026	2025
Net Sales
New Equipment	$1,149	$1,163
Service	2,417	2,187
Total Net Sales	$3,566	$3,350

Operating Profit
New Equipment	$38	$66
Service	556	537
Total segment operating profit	594	603
Corporate and Unallocated	(55)	(192)
Total Otis GAAP Operating Profit	539	411
UpLift restructuring	—	20
Other restructuring	7	23
UpLift transformation costs	—	23
Separation-related adjustments [1]	5	52
Litigation-related settlement costs [2]	—	21
Held for sale impairment	—	10
Other, net	(1)	—
Total Otis Adjusted Operating Profit	$550	$560
Reported Total Operating Profit Margin	15.1%	12.3%
Adjusted Total Operating Profit Margin	15.4%	16.7%

[1] Separation-related adjustments in the quarters ended March 31, 2026 and 2025 represent estimated amounts due to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement, including those amounts related to a favorable ruling received in August 2024 regarding a tax litigation in Germany.

[2] Litigation-related settlement costs in the quarter ended March 31, 2025 represent the aggregate amount of settlement costs and increase in loss contingency accruals, excluding legal costs, for certain legal matters that are outside of the ordinary course of business due to the size, complexity and/or unique facts of these matters.

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts)	2026	2025
Adjusted Operating Profit	$550	$560
Adjusted net interest expense [1]	59	46
Adjusted income from operations before income taxes	491	514
Income tax expense (benefit)	127	110
Tax impact on restructuring and non-recurring items	4	21
Adjusted net income from operations	360	383
Adjusted noncontrolling interest [2]	13	15
Adjusted net income attributable to common shareholders	$347	$368

GAAP net income attributable to common shareholders	$340	$243
UpLift restructuring	—	20
Other restructuring	7	23
UpLift transformation costs	—	23
Separation-related adjustments	5	52
Litigation-related settlement costs	—	21
Held for sale impairment	—	10
Interest income related to non-recurring tax items [1]	—	(1)
Tax effects of restructuring, non-recurring items and other adjustments	(4)	(21)
Other, net [2]	(1)	(2)
Adjusted net income attributable to common shareholders	$347	$368

Diluted Earnings Per Share	$0.87	$0.61
Impact to diluted earnings per share	0.02	0.31
Adjusted Diluted Earnings Per Share	$0.89	$0.92

Effective Tax Rate	26.5%	30.1%
Impact of adjustments on effective tax rate	0.2%	(4.5)%
Adjusted Effective Tax Rate	26.7%	25.6%

1 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. As a result, income tax benefits and related interest income were recorded in 2024. Net interest expense is reflected as adjusted without $1 million of interest income for quarter ended March 31, 2025.

[2] Noncontrolling interest is reflected as adjusted without $2 million of the noncontrolling interest share of Other restructuring for the quarter ended March 31, 2025.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended March 31, 2026 Compared with Quarter Ended March 31, 2025

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(5)%	4%	—%	(1)%
Service	5%	5%	1%	11%
Maintenance and Repair	4%	5%	2%	11%
Modernization	6%	3%	1%	10%
Total Net Sales	1%	5%	—%	6%

Components of Changes in New Equipment Backlog

March 31, 2026
Y/Y Growth %
New Equipment Backlog increase at actual currency	6%
Foreign exchange impact to New Equipment Backlog	(3)%
New Equipment Backlog increase at constant currency	3%

Components of Changes in Modernization Backlog

March 31, 2026
Y/Y Growth %
Modernization Backlog increase at actual currency	32%
Foreign exchange impact to Modernization Backlog	(2)%
Modernization Backlog increase at constant currency	30%

Otis Worldwide Corporation
Reconciliation of Segment and Total Adjusted Operating Profit at Constant Currency

Quarter Ended March 31, 2026 Compared with Quarter Ended March 31, 2025

(dollars in millions)	2026	2025	Y/Y

New Equipment
Segment Operating Profit	$38	$66	$(28)
Impact of foreign exchange	1	—	1
Segment Operating Profit at constant currency	$39	$66	$(27)

Service
Segment Operating Profit	$556	$537	$19
Impact of foreign exchange	(29)	—	(29)
Segment Operating Profit at constant currency	$527	$537	$(10)

Otis Consolidated
Adjusted Operating Profit	$550	$560	$(10)
Impact of foreign exchange	(28)	—	(28)
Adjusted Operating Profit at constant currency	$522	$560	$(38)

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	March 31, 2026	December 31, 2025
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$834	$1,096
Accounts receivable, net	3,920	3,688
Contract assets	751	699
Inventories	669	613
Other current assets	290	405
Total Current Assets	6,464	6,501
Future income tax benefits	400	407
Fixed assets, net	744	743
Operating lease right-of-use assets	552	554
Intangible assets, net	333	343
Goodwill	1,682	1,695
Other assets	367	410
Total Assets	$10,542	$10,653

Liabilities and Equity (Deficit)
Short-term borrowings and current portion of long-term debt	$939	$1,056
Accounts payable	1,975	2,142
Accrued liabilities	1,710	1,847
Contract liabilities	3,100	2,611
Total Current Liabilities	7,724	7,656
Long-term debt	6,879	6,900
Future pension and postretirement benefit obligations	416	419
Operating lease liabilities	400	397
Future income tax obligations	225	223
Other long-term liabilities	333	329
Total Liabilities	15,977	15,924

Redeemable noncontrolling interest	74	75
Shareholders' Equity (Deficit):
Common Stock and additional paid-in capital	332	333
Treasury Stock	(4,601)	(4,198)
Accumulated deficit	(378)	(440)
Accumulated other comprehensive income (loss)	(1,033)	(1,087)
Total Shareholders' Equity (Deficit)	(5,680)	(5,392)
Noncontrolling interest	171	46
Total Equity (Deficit)	(5,509)	(5,346)
Total Liabilities and Equity (Deficit)	$10,542	$10,653

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2026	2025
Operating Activities:
Net income from operations	$353	$256
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	41	42
Deferred income tax expense (benefit)	4	—
Stock compensation cost	19	21
Change in:
Accounts receivable, net	(229)	(104)
Contract assets and liabilities, current	432	260
Inventories	(58)	(18)
Other current assets	137	(2)
Accounts payable	(176)	(281)
Accrued liabilities	(117)	12
Pension contributions	(11)	(18)
Other operating activities, net	18	22
Net cash flows provided by (used in) operating activities	413	190
Investing Activities:
Capital expenditures	(33)	(34)
Acquisitions of businesses and intangible assets, net of cash	(3)	(36)
Other investing activities, net	51	(91)
Net cash flows provided by (used in) investing activities	15	(161)
Financing Activities:
Increase (decrease) in short-term borrowings, net	29	(11)
Repayment of long-term debt	(135)	—
Dividends paid on Common Stock	(163)	(155)
Repurchases of Common Stock	(400)	(253)
Dividends paid to noncontrolling interest	(3)	(2)
Acquisition of noncontrolling interest shares	(10)	—
Other financing activities, net	(12)	(7)
Net cash flows provided by (used in) financing activities	(694)	(428)
Summary of Activity:
Net cash provided by (used in) operating activities	413	190
Net cash provided by (used in) investing activities	15	(161)
Net cash provided by (used in) financing activities	(694)	(428)
Effect of exchange rate changes on cash and cash equivalents	5	7
Net increase (decrease) in cash, cash equivalents and restricted cash	(261)	(392)
Cash, cash equivalents and restricted cash, beginning of period	1,105	2,321
Cash, cash equivalents and restricted cash, end of period	844	1,929
Less: Restricted cash	10	11
Cash and cash equivalents, end of period	$834	$1,918

Otis Worldwide Corporation
Adjusted Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2026	2025
Net cash flows provided by operating activities (GAAP)	$413	$190
Capital expenditures	(33)	(34)
Free cash flow (Non-GAAP)	380	156
Adjustments for:
UpLift restructuring payments	8	11
UpLift transformation payments	4	19
Separation-related payments [1]	6	—
German Tax Litigation refunds [2]	(126)	—
Adjusted free cash flow (Non-GAAP)	$272	$186

[1] These represent payments to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement.

2 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. The Company has started to receive refunds and anticipates the refund process to continue through 2026.